Item 77M

At the close of business on April 30, 2004, Registrant became the surviving corporation of a merger with each series of AAL Variable Product Series Fund, Inc. ("AAL VPSF"), file number 811-8662, pursuant to an Agreement and Plan of Reorganization between Registrant and AAL VPSF, which was approved by shareholders of AAL VPSF on April 7, 2004. The International Portfolio of AAL VPSF merged with and into the World Growth Portfolio of Registrant and was renamed Thrivent International Stock Portfolio, and each other series of AAL VPSF merged with and into a comparable newly-created series of Registrant. AAL VPSF has filed an application to deregister on Form N-8F.

Also at the close of business on April 30, 2004, the Mid Cap Growth Portfolio of Registrant became the surviving series (and was renamed Thrivent Mid Cap Growth Portfolio) of a merger between the Opportunity Growth Portfolio and the Mid Cap Growth Portfolio of Registrant pursuant to a Plan of Reorganization which was approved by shareholders of the Opportunity Growth Portfolio of Registrant on April 7, 2004.